   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 10, 1997

                                                      REGISTRATION NO. 333-
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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                         ------------------------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                         ------------------------------

                      METROMEDIA INTERNATIONAL GROUP, INC.
             (Exact name of Registrant as specified in its charter)

                         DELAWARE                                                    58-0971455
              (State or other jurisdiction of                                     (I.R.S. Employer
              incorporation or organization)                                     Identification No.)

                             ONE MEADOWLANDS PLAZA
                     EAST RUTHERFORD, NEW JERSEY 07073-2137
                                 (201) 531-8000
   (Address, including zip code and telephone number, including area code, of
                   Registrant's principal executive offices)
                             ARNOLD L. WADLER, ESQ.
            EXECUTIVE VICE PRESIDENT, GENERAL COUNSEL AND SECRETARY
                      METROMEDIA INTERNATIONAL GROUP, INC.
                             ONE MEADOWLANDS PLAZA
                     EAST RUTHERFORD, NEW JERSEY 07073-2137
                                 (201) 531-8000
(Name, address, including zip code, and telephone number, including area code of agent for service)
                         ------------------------------

                          COPIES OF COMMUNICATIONS TO:

                   JAMES M. DUBIN, ESQ.                                       NICHOLAS P. SAGGESE, ESQ.
         PAUL, WEISS, RIFKIND, WHARTON & GARRISON                     SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP
                1285 AVENUE OF THE AMERICAS                              300 SOUTH GRAND AVENUE, 34TH FLOOR
               NEW YORK, NEW YORK 10019-6064                                LOS ANGELES, CALIFORNIA 90071
                      (212) 373-3000                                               (213) 687-5000

                         ------------------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the Registration Statement becomes effective.
                         ------------------------------

    If the securities registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

    If any of the securities registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering. /X/ File No. 333-24601

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If the delivery of the Prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

                        CALCULATION OF REGISTRATION FEE

                                                                   PROPOSED MAXIMUM    PROPOSED MAXIMUM       AMOUNT OF
              TITLE OF SHARES                    AMOUNT TO BE     OFFERING PRICE PER  AGGREGATE OFFERING     REGISTRATION
              TO BE REGISTERED                    REGISTERED            SHARE               PRICE                FEE
   % Cumulative Convertible Preferred Stock,
  $1.00 par value per share.................      690,000(1)            $50.00           $34,500,000        $10,455(2)(3)
Common Stock, $1.00 par value per share.....        (1)(4)                --                  --                --(5)

(1) Includes shares to cover exercise of the Underwriters' over-allotment option, if any.

(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457 under the Securities Act of 1933, as amended (the "Securities Act"), based upon the $50.00 price per share at which the Preferred Stock was initially sold.

(3) $10,455 was wired on the date hereof to the Securities and Exchange Commission's (the "Commission") account at Mellon Bank, in full payment of the required registration fee due in connection with this Registration Statement.

(4) The shares of Common Stock being registered hereunder include the number of shares of Common Stock initially issuable upon conversion of the Preferred Stock (2,300,000 shares) plus such indeterminate number of additional shares as may become issuable upon conversion of the Preferred Stock as a result of adjustments in the conversion price thereof or upon redemption and dividend payments made on the Preferred Stock by the delivery of Common Stock in accordance with the terms of the Preferred Stock.

(5) Pursuant to Rule 457(i) under the Securities Act, no registration fee is required for the Common Stock issuable upon conversion of the Preferred Stock because no additional consideration will be required in connection with the issuance of such shares.
                         ------------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

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
                         INCORPORATION BY REFERENCE OF
                           REGISTRATION STATEMENT ON
                         FORM S-3 (FILE NO. 333-24601)

Metromedia International Group, Inc. (the "Company") hereby incorporates by reference into this Registration Statement in its entirety the Company's Registration Statement on Form S-3 (File No. 333-24601), as amended, declared effective by the Commission at approximately 4:15 p.m. on September 10, 1997, including each document incorporated or deemed to be incorporated by reference therein.

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

    Section 145 of the General Corporation Law of the State of Delaware (the "Delaware Law") empowers a Delaware corporation to indemnify any persons who are, or are threatened to be made, parties to any threatened, pending or completed legal action, suit or proceedings, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person was an officer, director, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include judgments, fines, amounts paid in settlement and expenses (including attorneys' fees) actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided that such officer or director acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation's best interests, and, with respect to criminal proceedings, had no reasonable cause to believe his conduct was illegal. A Delaware corporation may indemnify its officers and directors against expenses actually and reasonably incurred by them in connection with an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation in the performance of his duty. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses which such officer or director actually and reasonably incurred in connection therewith.

    Section 102(b)(7) of the Delaware Law further provides that a corporation in its certificate of incorporation may eliminate or limit the personal liability of its directors to the corporation or its stockholders for breach of their fiduciary duties in certain circumstances.

    In accordance with Section 145 of the Delaware Law, the Company's Restated Certificate of Incorporation provides that the Company shall indemnify its officers and directors against, among other things, any and all judgments, fines, penalties, amounts paid in settlements and expenses paid or incurred by virtue of the fact that such officer or director was acting in such capacity to the extent not prohibited by law.

    In addition, as permitted by Section 102(b)(7) of the Delaware Law, the Company's Restated Certificate of Incorporation contains a provision limiting the personal liability of the Company's directors for violations of their fiduciary duties to the fullest extent permitted by the Delaware Law. This provision eliminates each director's liability to the Company or its stockholders for monetary damages except (i) for any breach of the director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware Law, or (iv) for any transaction from which a director derived an improper personal benefit. The general effect of this provision is to eliminate a director's personal liability for monetary damages for actions involving a breach of his or her fiduciary duty of care, including any such actions involving gross negligence.

    Also, in accordance with the Delaware Law and pursuant to the Company's Restated Certificate of Incorporation, the Company is authorized to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Company, is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person's status as such, whether or not the Company would have the power to indemnify such person against liability under the Delaware Law.

    The Company has entered into agreements (the "Indemnification Agreements") with certain directors and officers of the Company (the "Indemnified Parties") which require the Company to indemnify each Indemnified Party against, and to advance expenses incurred by each Indemnified Party in the defense of, any claim arising out of his or her employment to the fullest extent permitted under law. The Indemnification Agreements also provide, among other things, for (i) advancement by the Company of expenses incurred by the director or officer in defending certain litigation,
(ii) the appointment of an independent legal counsel to determine whether the director or officer is entitled to indemnity and (iii) the continued maintenance by the Company of directors' and officers' liability insurance providing each director or officer who is a party to any such agreement with $5 million of primary coverage and an excess policy providing $5 million of additional coverage. These Indemnification Agreements were approved by the stockholders at the Company's 1993 Annual Meeting of Stockholders.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

    A. EXHIBITS

    The exhibits listed below are filed as part of or incorporated by reference in this Registration Statement. Where such filing is made by incorporation by reference to a previously filed report, such report is identified in parentheses. See the Index of Exhibits included with the exhibits filed as part of this Registration Statement.

 EXHIBIT
 NUMBER                                                  DESCRIPTION
---------  -------------------------------------------------------------------------------------------------------
  23.1*    Consent of KPMG Peat Marwick LLP regarding the Registrant.
  23.2*    Consent of Ernst & Young LLP regarding the Registrant.
  23.3*    Consent of Price Waterhouse LLP regarding Goldwyn.

------------------------

*   Filed herewith.

    B. FINANCIAL STATEMENT SCHEDULES

    Financial Statement Schedules have been omitted because they are not applicable or not required or because the information has been incorporated by reference.

ITEM 17. UNDERTAKINGS

    The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

    The Registrant hereby undertakes that:

        (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of Prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of Prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

        (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of Prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to the initial BONA FIDE offering thereof.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York.

                                METROMEDIA INTERNATIONAL GROUP, INC.

                                By:             /s/ STUART SUBOTNICK
                                     -----------------------------------------
                                                  Stuart Subotnick
                                       PRESIDENT AND CHIEF EXECUTIVE OFFICER
Date: September 10, 1997

    Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities indicated on the 10th day of September, 1997.

          SIGNATURE                        TITLE
------------------------------  ---------------------------

              *                 Chairman of the Board
------------------------------
        John W. Kluge

                                Vice Chairman of the Board,
              *                   President and Chief
------------------------------    Executive Officer
       Stuart Subotnick           (Principal Executive
                                  Officer)

                                Executive Vice President,
      /s/ SILVIA KESSEL           Chief Financial Officer
------------------------------    and Director (Principal
        Silvia Kessel             Financial Officer)

              *                 Executive Vice President,
------------------------------    General Counsel and
       Arnold L. Wadler           Director

              *                 Senior Vice President
------------------------------    (Principal Accounting
      Robert A. Maresca           Officer)

              *                 Director
------------------------------
      John P. Imlay, Jr.

              *                 Director
------------------------------
       Clark A. Johnson

              *                 Director
------------------------------
      Richard J. Sherwin

          SIGNATURE                        TITLE
------------------------------  ---------------------------

              *                 Director
------------------------------
        Leonard White

              *                 Director
------------------------------
       Carl E. Sanders

*By:           /s/ SILVIA KESSEL
         ------------------------------
                 Silvia Kessel
                ATTORNEY-IN-FACT

                                 EXHIBIT INDEX

EXHIBIT
  NO.                                                     DOCUMENT
-------     ----------------------------------------------------------------------------------------------------
   23.1     Consent of KPMG Peat Marwick LLP regarding the Registrant
   23.2     Consent of Ernst & Young LLP regarding the Registrant
   23.3     Consent of Price Waterhouse LLP regarding Goldwyn